EXHIBIT 5.1

[Form of Opinion of Arent Fox PLLC]

November __, 2006 Orange REIT, Inc. 78 Okner Parkway Livingston, NJ 07039	Jeffrey E. Jordan 202.857.6473 DIRECT 202.857.6395 FAX jordan.jeffrey@arentfox.com

Gentlemen:

We have acted as special counsel for Orange REIT, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-11 (File No. 333-131677) filed on February 8, 2006, as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers the public offering of up to 20,066,667 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued, delivered and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Maryland Corporations and Associations Code and reported judicial decisions interpreting that Code, each as currently in effect. We assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof.

Orange REIT, Inc.

November __, 2006

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Opinions” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

Arent Fox PLLC